EXHIBIT 99.1

July 1, 2020

DELIVERED BY EMAIL TO: ac@drivermgmtco.com

J. Abbott R. Cooper

Managing Member

Driver Management Company LLC

250 Park Ave., 7th Floor

New York, NY 10177

Re: Drive Opportunity Partners, LP - Share acquisition – First United Corporation

Dear Mr. Cooper:

On June 24, 2020 you notified the Commissioner of Financial Regulation (“Commissioner”) on behalf of Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Fund”), J. Abbott R. Cooper (“Cooper”) and, together with Driver Management and Driver Fund, the (“Driver Parties”), that some or all of the Driver Parties proposed to make a stock acquisition of up to 15,000 shares (the “New Shares”) of the common stock of First United Corporation (“First United”) in one or more transactions (either in the open market or privately negotiated transactions) within thirty (30) days of June 24, 2020 (the “Request”).  The notice referenced Section 4(b) of the Settlement Agreement and Consent Order (the “Settlement Agreement”) dated as of May 22, 2020, by and among the Driver Parties and the Commissioner. Our Office reviewed the notification, determined that no other information was required to process it, and, accordingly, the Commissioner has approved the proposed purchase(s) subject to the discussion and conditions set out below.

According to the Request, Driver Fund currently owns 360,637 shares (the “Existing Shares”) of First United common stock, representing 5.18% of the outstanding shares of First United common stock.  The Existing Shares were acquired in 2019 and are subject to the Settlement Agreement.  Further, the Request states that the proposed acquisition(s) of the New Shares is for investment purposes and constitute up to another 0.2% of the outstanding shares of First United common stock.  If all 15,000 shares are purchased, the Driver Parties’ total holdings will account for almost 5.38% of the outstanding shares of First United and the representation is that none of the Driver Parties have (or will have once the New Shares are purchased) any contracts, arrangements, understandings or relationship with respect to the Existing Shares or the New Shares with any person, including First United.  Our Office recognizes your position that the notification and its contents do not imply that the Driver Parties acknowledge that prior approval for the purchase of the New Shares is required pursuant to Md. Code Ann., Fin. Inst. (“FI”) § 3-314.  The Driver Parties agreed, in the Settlement Agreement, to comply with all requirements of Maryland law, including as set forth in FI § 3-314 where applicable, and for a period of three (3) years from the date of execution of the Settlement Agreement to provide notice to the Commissioner of any future acquisitions of capital stock in a Maryland-chartered commercial bank or its associated bank holding company.

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J. Abbott R. Cooper

Driver Management Company LLC

July 1, 2020

Pursuant to FI § 3-314(c), a person who intends to make a stock acquisition of the outstanding voting stock of a commercial bank or bank holding company in the State of Maryland must apply to the Commissioner for approval, at least 60 days before the acquisition becomes effective and the application shall include: a description of the proposed stock acquisition and all other information that is available to inform the Commissioner of the effect of the acquisition on the power to direct or to cause direction of the management or policy of the banking institution or the bank hold company.  If there is any doubt as to whether the stock acquisition will affect the power to direct or cause direction of the management or policy of a bank holding company, the doubt shall be resolved in favor of reporting to the Commissioner.  In light of these provisions the Commissioner has determined that your submission is compliant with the terms of the Settlement Agreement and FI § 3-314(c).

Pursuant to FI § 3-314(d), the Commissioner may approve a stock acquisition that the Commissioner determines is not anticompetitive and does not threaten the safety and soundness of a banking institution.  Upon review of the notification and information contained therein, the Commissioner has determined that the proposed acquisition of the New Shares is not anticompetitive and does not threaten the safety and soundness of First United. Therefore, the Commissioner hereby approves the proposed acquisition of the New Shares subject to the following conditions: that the approved acquisition of the New Shares is strictly limited to the amount and time frame set forth above; and that the acquisition of the New Shares shall be conducted in compliance with applicable State and federal statutes, laws, rules, and regulations; and, that all information and documentation provided by representatives of the Driver Parties referenced or contained in the notification of the Request are accurate, complete, and true.

Sincerely,

Michelle A. Denoncourt
Assistant Commissioner

cc:

Antonio P. Salazar, Commissioner of Financial Regulation

Teresa M. Louro, Deputy Commissioner of Financial Regulation

Jedd Bellman, Assistant Commissioner for Non-Depository Supervision

J.R. Scherr, Esq. delivered by email to: jr.scherr@morganlewis.com

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